Exhibit 23.3
Consent of Independent Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (No. 333-                    ) on Form S-4 of GSI Commerce, Inc. and Subsidiaries of our report dated May 15, 2007, except for the last paragraph of Note 14, as to which the date is June 15, 2007, relating to our audit of the consolidated financial statements of Accretive Commerce, Inc. and Subsidiaries as of December 31, 2006 and for the year then ended appearing in the Current Report on Form 8-K of GSI Commerce and Subsidiaries, filed on September 12, 2007.
     We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement / Prospectus, which is part of the Registration Statement.
/s/ McGladrey & Pullen, LLP
Baltimore, Maryland
October 31, 2008